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                                   Exhibit 11
                                 (Page 1 of 2)

                  COMPUTATION OF NET INCOME PER COMMON SHARE *
                    (in thousands - except per share amounts)

                                       Three months            Six months
                                     ended December 3        ended December 31,
                                      1996        1995       1996         1995
                                     ------      ------     ------       ------
COMPONENTS OF PRIMARY NET INCOME
 PER COMMON SHARE:

Net income ......................   $ 15,351    $ 14,637    $ 33,358    $ 30,170
                                    ========    ========    ========    ========




Average common shares outstanding
  during the period .............     43,243      44,398      43,196      44,356

Average treasury shares held
  during the period .............     (2,395)     (2,752)     (2,109)     (2,650)

Common shares issuable with
  respect to common equivalents
  for stock options .............      1,050         916         975         866
                                    --------    --------    --------    --------

Average common and common
  equivalent shares outstanding .     41,898      42,562      42,062      42,572
                                    ========    ========    ========    ========




Primary earnings per share:
  Net income ....................   $   0.37    $   0.34    $   0.80    $   0.71
                                    ========    ========    ========    ========


      * - Fiscal 1996 share and per share amounts have been restated to reflect a two-for-one stock split which was effective February 5, 1996.

                                   Exhibit 11
                                  (Page 2 of 2)

                  COMPUTATION OF NET INCOME PER COMMON SHARE *
                    (in thousands - except per share amounts)

                                       Three months              Six months
                                     ended December 31,      ended December 31,
                                      1996        1995       1996         1995
                                     ------      ------     ------       ------
COMPONENTS OF FULLY DILUTED NET INCOME
 PER COMMON SHARE:

Net income ......................   $ 15,351    $ 14,637    $ 33,358    $ 30,170
                                    ========    ========    ========    ========




Average common shares outstanding
  during the period .............     43,243      44,398      43,196      44,356

Average treasury shares held
  during the period .............     (2,395)     (2,752)     (2,109)     (2,650)

Common shares issuable with
  respect to common equivalents
  for stock options .............      1,070         982       1,071         980
                                    --------    --------    --------    --------

Average common and common
  equivalent shares outstanding .     41,918      42,628      42,158      42,686
                                    ========    ========    ========    ========




Primary earnings per share:

  Net income ....................   $   0.37    $   0.34    $   0.80    $   0.71
                                    ========    ========    ========    ========


      * - Fiscal 1996 share and per share amounts have been restated to reflect a two-for-one stock split which was effective February 5, 1996.